EXHIBIT 5.1

Total S.A.

2 place de la Coupole

La Défense 6

92078 Paris La Défense Cedex

France

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Paris, July 6, 2007

Dear Ladies and Gentlemen:

I am the General Counsel of TOTAL S.A. (the “Corporation”), and have directly supervised counsel for the Corporation in connection with the filing of a registration statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Corporation under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for registration of up to 416,886 shares, nominal value 2.50 euros per share, of the Corporation (the “Shares”). The Shares are issuable to employees of the Corporation upon exercise of stock options granted under each of the following plans sponsored by TOTAL S.A.: 2006 Stock Option Plan and 2005 Stock Option Plan (collectively, the “Plans”).

I am familiar with the preparation of the Registration Statement and have made such further investigation, either directly or through counsel acting under my direct supervision, as I have deemed pertinent and necessary as a basis for this opinion.

Based upon, and subject to, the foregoing, it is my opinion that the Shares are duly authorized and, when issued in accordance with the terms of the Plans, and upon compliance with applicable securities laws, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Peter Herbel
Peter Herbel
General Counsel